Exhibit 10.26

SEVENTH AMENDMENT TO

MATADOR RESOURCES COMPANY

2003 STOCK AND INCENTIVE PLAN

The Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), at a meeting duly called and held on December 12, 2011, has adopted and approved the following amendment to the Matador Resources Company 2003 Stock and Incentive Plan (the “Plan”):

Section 2.6 of the Plan shall be amended to read in its entirety as follows:

“Section 2.6. Exercise of Options. An Option may be exercised in whole or in part to the extent exercisable in accordance with Section 2.4 and the option agreement. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option and (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased may be paid: (a) in cash, (b) by certified or cashier’s check, (c) by money order, (d) by personal check, (e) with Shares owned by the Optionee for at least six months, (f) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the Shares purchased upon exercise of the Option or to pledge such Shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, or (g) by a combination of the foregoing. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.”

The Plan, as amended hereby, shall continue in full force and effect.

No other approval by the Company or its shareholders is necessary for this amendment.

ADOPTED BY THE BOARD: December 12, 2011